Exhibit 4.13

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE THEY BOTH ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (hereinafter referred to as “this Contract”) is entered into on September 25, 2024, by and among the following parties:

1.	Beijing ZSZQ Network Technology Co., Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its registered address at Room 3073, 3rd Floor, Building 1, Jianxiyuan Zhongli, Haidian District, Beijing (hereinafter referred to as the “Pledgee”);

2.	Huang Shengjie, a citizen of the People’s Republic of China, with ID number [***];

3.	Chen Li, a citizen of the People’s Republic of China, with ID number [***] (Huang Shengjie and Chen Li collectively referred to as the “Pledgors”);

4.	Wuhan Young Will Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 6, Floor 34, Unit 1, Building 10 (Puti Jin International Financial Center), No. 336 Xudong Avenue, Shuiguohu Subdistrict, Wuchang District, Wuhan (hereinafter referred to as the “Target Company”).

For the purposes of this Contract, the Pledgee, the Pledgor, and the Target Company are collectively referred to as the “Parties” and individually as a “Party.”

Whereas:

1	The Target Company is a company incorporated in China, and the Pledgors collectively hold 100% of the equity interest in the Target Company, of which Huang Shengjie holds 70%, and Chen Li holds 30% (as detailed in Annex I).

2	On September 25, 2024, the Pledgee and the Target Company entered into the Exclusive Technology Development, Consultation, and Service Agreement (the “Service Agreement”), whereby the Target Company exclusively engaged the Pledgee to provide relevant services and agreed to pay the Pledgee corresponding service fees.

3	On September 25, 2024, the Parties entered into the Exclusive Purchase Right Contract (hereinafter referred to as the “Exclusive Purchase Right Contract”), under which the Pledgors shall, to the extent permitted by the laws of the People’s Republic of China and at the Pledgee’s request, transfer all or part of their equity and/or all or part of the assets in the Target Company to the Pledgee and/or an entity or individual designated by the Pledgee.

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4	On September 25, 2024, the Pledgors respectively issued a Power of Attorney (hereinafter referred to as the “Power of Attorney”) to the Pledgee, under which the Pledgors granted full authority to individuals designated by the Pledgee to exercise the Pledgors’ shareholder voting rights in the Target Company on their behalf.

5	To ensure that the Pledgors and the Target Company fulfill their obligations under the Service Agreement, the Exclusive Purchase Right Contract, and the Power of Attorney, and to secure the repayment of the Secured Obligations, the Pledgors hereby pledge all of their equity interests in the Target Company as collateral to guarantee the performance of their obligations and those of the Target Company under the Service Agreement, the Exclusive Purchase Right Contract, and the Power of Attorney.

Through amicable consultation, the Parties have reached a consensus on the matters of equity pledge. To clarify the rights and obligations of all Parties, this Contract is hereby entered into for mutual compliance.

I.	Definition and Interpretation

Unless otherwise provided in this Contract, the following terms shall have the meanings set forth below:

1.	Pledge: Refers to all matters specified in Article II of this Contract.

2.	Pledged Equity: Refers to all equity interests lawfully held by the Pledgors in the Target Company, totaling 100% of the equity interests in the Target Company, as well as any equity interests in the Target Company that may lawfully be obtained in the future, including but not limited to dividends, bonuses, profits, and other forms of investment returns.

3.	Pledge Term: Refers to the period stipulated in Article III of this Contract.

4.	Event of Default: Refers to any situation specified in Article VII of this Contract.

5.	Notice of Default: Refers to the notice issued by the Pledgee under this Contract declaring the occurrence of an Event of Default.

6.	Transaction Documents: Refers to the Service Agreement, the Exclusive Purchase Right Contract, the Power of Attorney, and any amendments, revisions, and/or restatements to the foregoing documents.

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7.	Secured Obligations: Refers to all direct, indirect, and consequential losses and loss of foreseeable benefits suffered by the Pledgee due to any Event of Default on the part of the Pledgors and/or the Target Company. The basis for determining the amount of such losses includes but is not limited to the Pledgee’s reasonable business plans and profit forecasts, the service fees payable by the Target Company under the Service Agreement, and all expenses incurred by the Pledgee to compel the Pledgors and/or the Target Company to perform their contractual obligations. For the avoidance of doubt, the amount of the Secured Obligations shall, in principle, not be less than RMB 2,000,000.

II.	Pledge

1.	The Pledgors pledge all of their equity interests in the Target Company to the Pledgee as collateral to secure the performance of the Pledgors and the Target Company under the Transaction Documents and the repayment of the Secured Obligations.

2.	The Pledge refers to the Pledgee’s preferential right to be compensated from the proceeds of the valuation, auction, or sale of the pledged equity interests provided by the Pledgors to the Pledgee.

3.	The validity of the guarantee under this Contract shall not be affected by any modification or amendment to the Transaction Documents. The guarantee provided under this Contract remains effective for the obligations of the Pledgors and the Target Company under the amended Transaction Documents. If any Transaction Document becomes invalid, revoked, or terminated for any reason, the Pledgee shall have the right to immediately exercise the Pledge in accordance with this Contract to the extent permitted under the laws of the People’s Republic of China.

4.	During the Pledge Term, unless prohibited by applicable laws and regulations, the Pledgee shall have the right to collect any dividends, profits, or other forms of investment returns generated from the Pledged Equity. Without the Pledgee’s prior written consent, the Pledgors shall not obtain any dividends, distributions, or other forms of investment returns on the Pledged Equity. Any dividends, profits, or other forms of investment returns obtained by the Pledgors from the Pledged Equity, after deducting personal income tax payable by the Pledgors, shall, at the Pledgee’s request: (1) be deposited into an account designated by the Pledgee, subject to the Pledgee’s supervision, and used to secure contractual obligations and prioritize the repayment of the Secured Obligations; or (2) be unconditionally gifted to the Pledgee or any party designated by the Pledgee, in a manner permitted by the laws of the People’s Republic of China and to the extent not prohibited thereby.

5.	The Pledgors may increase the capital of the Target Company only with the Pledgee’s prior written consent. Any capital contributions made by the Pledgors to increase the registered capital of the Target Company shall also constitute part of the Pledged Equity. The Pledgors undertake that within three (3) working days after the capital increase, they shall amend this Contract with the other parties to record the Pledge of the newly contributed capital in the shareholder register of the Target Company, and the Pledgors shall apply for pledge registration of the increased capital with the relevant industry and commerce administration authority, within fifteen (15) working days.

6.

If the Target Company is required to dissolve or liquidate under mandatory provisions of the laws of the People’s Republic of China, the Pledgors shall, after the Target Company completes the dissolution or liquidation procedures in accordance with the law, any lawful benefits distributed by the Pledgor from the Target Company, at the Pledgee’s request:

(1) be deposited into an account designated by the Pledgee, subject to the Pledgee’s supervision, and be used to secure the contractual obligations and prioritize the repayment of the secured debts; or (2) unconditionally gift such benefits to the Pledgee or any party designated by the Pledgee, in a manner permitted by Chinese law and to the extent not prohibited thereby.

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7.	If, during the Pledge Term, the Pledgors become involved in any dispute, litigation, arbitration, administrative proceeding, or any other legal process related to the Pledged Equity, and the Pledgee believes that such proceedings may adversely affect the Pledgors’ performance of their contractual obligations, the Pledgee shall have the right to immediately exercise the Pledge in accordance with this Contract to the extent permitted under Chinese law.

III.	Pledge Term

1.	This Contract shall become effective upon execution. The Pledge under this Contract shall take effect on the date when the Pledged Equity is recorded in the Target Company’s shareholder register (Annex II) and registered with the competent industry and commercial authority. The term of the Pledge shall remain valid for the same duration as the Service Agreement. The Parties acknowledge that, for the purpose of completing the equity pledge registration with the industry and commercial authority, the Parties and any other shareholders of the Target Company (if any) shall submit this Contract or an equity pledge contract (hereinafter referred to as the “Industrial and Commercial Registration Pledge Contract”), executed in a form required by the local industry and commerce administration authority where the Target Company is located, which accurately reflects the pledge information under this Agreement. Matters not agreed in the Industrial and Commercial Registration Pledge Contract shall still be subject to this Contract herein. The Pledgors and the Target Company shall, in accordance with Chinese laws, regulations, and the requirements of the relevant industry and commerce administration authority, submit all necessary documents and complete all necessary procedures to ensure that the Pledge is registered as soon as possible after the application is submitted.

2.	In the course of the Pledge, if the Target Company fails to pay the service fees for technology development and consultation in accordance with the provisions of the Service Agreement, the Pledgee shall have the right to exercise the Pledge in accordance with this Contract and the relevant laws and regulations of China.

IV.	Custody of Pledge Certificates

1.	During the pledge term as stipulated in this Contract, the Target Company and the Pledgors shall execute, or cause the Target Company to execute, the Capital Contribution Certificate and the Shareholder Register attached to this Contract. The aforementioned duly executed documents shall be delivered to the Pledgee, who shall keep these documents for the duration of the pledge term as specified under this Contract.

2.	The Pledgee shall be entitled to receive all cash proceeds, such as dividends and bonuses, and all non-cash proceeds generated from the Pledged Equity from the date of signing of this Contract.

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V.	Representations and Warranties of the Pledgors and the Target Company

The Pledgors and the Target Company hereby separately represent and warrant to the Pledgee as follows:

1.	The Pledgors have full rights and authorization to execute this Contract and perform their obligations hereunder, and the terms of this Contract constitute legal, valid, and binding obligations on the Pledgors.

2.	The Target Company has full corporate rights and authorization to execute this Contract and perform its obligations hereunder, and the terms of this Contract constitute legal, valid, and binding obligations on the Target Company.

3.	The execution, delivery, and performance of this Contract and any related contracts by the Pledgors and the Target Company will not, due to the passage of time and/or the occurrence of any acts, events, or other reasons, violate:

(a)	Any establishment documents of the Target Company;

(b)	Any laws that the Pledgors and the Target Company must comply with; or

(c)	Any provisions or obligations undertaken in any valid contracts, agreements, memorandum, or other written or oral documents executed by the Pledgors and the Target Company.

4.	Except for the pledge registration with the competent industry and commerce administration authority, all necessary consents and approvals from government authorities and third parties (if required) have been obtained for the execution, delivery, and performance of this Contract.

5.	The Pledgors are the lawful owners of the Pledged Equity.

6.	At any time, once the Pledgee exercises its rights under this Contract, no interference from any other party shall occur.

7.	The Pledgee has the right to dispose of and transfer the Pledged Equity in the manner stipulated in this Contract.

8.	The Pledgors have not created any other pledge rights or third-party rights on the Pledged Equity other than those created in favor of the Pledgee.

9.	The Pledge hereunder constitutes a first pari passu security interest in the Pledged Equity held by such Pledgors.

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VI.	Pledgors’ Covenants

1.	During the term of this Contract, the Pledgors covenant to the Pledgee as follows:

(a)	Unless the equity interests are transferred to the Pledgee or a person designated by the Pledgee under the Exclusive Purchase Right Contract, the Pledgors shall not, without the prior written consent of the Pledgee, directly or indirectly transfer the equity interests in any manner nor create or allow any pledge or other forms of security that may affect the rights and interests of the Pledgee;

(b)	The Pledgors and the Target Company shall comply with and enforce all laws and regulations related to the Pledge. Upon receiving any notice, instruction, or recommendation related to the Pledge from a relevant authority, the Pledgors shall present such notice, instruction, or recommendation to the Pledgee within five (5) days, comply with the same, or raise objections and statements as reasonably required by or with the consent of the Pledgee;

(c)	The Pledgors shall promptly notify the Pledgee of any event or notice received that may affect the rights to the Pledged Equity, or any part thereof, or that may alter any representation, obligation, or covenant of the Pledgors under this Contract, or impact the performance of the Pledgors’ obligations hereunder;

(d)	The Target Company undertakes to extend its business term before its expiration to ensure the continued effectiveness of this Contract.

2.	The Pledgors agree that the Pledgee’s rights to exercise the Pledge under this Contract shall not be interrupted or impaired by any legal proceedings initiated by the Pledgors, their successors, spouses (if applicable), trustees, or any other party.

3.	The Pledgors shall execute in good faith and cause other parties with vested interests to execute all certificates, contracts, and/or take actions as required by the Pledgee to protect or perfect the Pledge, securing the performance of obligations under the Transaction Documents and the repayment of the Secured Debts. The Pledgors shall facilitate the exercise of the Pledgee’s rights and authorizations under this Contract, sign all equity-related transfer documents with the Pledgee or its designated persons (natural or legal persons), and provide all required notices, orders, and decisions regarding the Pledge within a reasonable period.

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4.	The Pledgors shall comply with and fulfill all warranties, covenants, agreements, representations, and conditions for the benefit of the Pledgee. If the Pledgors fail to fully perform their warranties, covenants, agreements, representations, or conditions, the Pledgors shall indemnify the Pledgee against all losses suffered by the Pledgee as a result.

5.	On the date of signing this Contract, the Pledgors and the Target Company shall record the Pledge under this Contract in the Target Company’s shareholder register. Within two (2) months from the date of signing this Contract, the Pledgors shall and shall cause the Target Company to complete the equity pledge registration with the competent industry and commerce administration authority.

6.	Each Pledgor hereby waives any preemptive rights they may otherwise have when the Pledgee exercises the Pledge under this Contract.

VII.	Events of Default

1.	The following events shall be deemed as Events of Default:

(a)	The Pledgors or the Target Company breach any obligations under the Transaction Documents, including but not limited to the Target Company’s failure to timely and fully pay the service fees for technology development and consultation under the Service Agreement;

(b)	Any representation or warranty made by the Pledgors and the Target Company in Article V hereof is materially misleading or incorrect, and/or the Pledgors and the Target Company are in breach of the representations and warranties made in Article V hereof;

(c)	The Pledgors breach any of the covenants under Article VI of this Contract;

(d)	The Pledgors breach any other terms of this Contract;

(e)	The Pledgors lose the Pledged Equity for any reason or transfer the Pledged Equity without the Pledgee’s prior written consent, except as provided in Article VI Section 1 (a) of this Contract;

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(f)	The Pledgors are required to repay or perform any external loans, guarantees, indemnities, commitments, or other debt obligations (1) earlier than scheduled due to default or (2) have any debt obligations that have matured but cannot be repaid or performed as due, causing the Pledgee to believe that the Pledgors’ ability to perform their obligations under this Contract has been impaired;

(g)	The Pledgors fail to repay general debts or other liabilities, causing the Pledgee to believe that the Pledgors or the Target Company’s ability to perform their obligations under the Transaction Documents or this Contract has been impaired;

(h)	Any required governmental approvals, licenses, permits, or authorizations for the enforcement or validity of the Transaction Documents or this Contract are revoked, suspended, invalidated, or materially modified;

(i)	A material adverse change occurs in the Pledgors’ assets, causing the Pledgee to believe that the Pledgors or the Target Company’s ability to perform their obligations under the Transaction Documents or this Contract has been impaired;

(j)	The heirs or custodians of the Target Company can only perform part of, or refuse to perform, their obligations under the Transaction Documents or repay secured debts;

(k)	Other circumstances under which the Pledgee cannot exercise the right of disposition of the ledge in accordance with the relevant laws.

2.	If any of the events described in Section 1 of this Article, or any events that may lead to the occurrence of the above, have occurred or are discovered, the Pledgors shall immediately notify the Pledgee in writing. The Pledgee has the right to require the Pledgors to remedy the default within a specified period.

3.	Unless the default event listed in Section 1 of this Article has been fully resolved to the satisfaction of the Pledgee, the Pledgee may, at any time upon the occurrence of the default or after its occurrence, issue a written notice to the Pledgors demanding immediate payment of all outstanding amounts due under the Service Agreement and other payable amounts, or exercise its rights under Article VIII of this Contract. If the Transaction Documents or this Contract are unlawful due to the promulgation of relevant laws or the Pledgor or the Target Company is unable to continue to fulfill its obligations under the Transaction Documents or this Contract, the Pledgors and the Pledgee shall reach a solution to the satisfaction of the Pledgee within 30 days, or else the Pledgee may require the Pledgors to immediately pay the entire amount owed under the Service Agreement, to dispose of the Pledge Right in accordance with the provisions of Article VIII of this Contract, or to require the Pledgor to perform the rights under the Exclusive Purchase Right Contract.

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VIII.	Exercise of the Pledge

1.	Before the full repayment of the technology development and consultation service fees under the Service Agreement:

(a)	The Pledgors shall not, for any reason and in any manner, transfer their equity of the Target Company without the prior written consent of the Pledgee;

(b)	The Pledgors shall not transfer the pledge rights.

2.	The Pledgee shall issue a notice of default to the Pledgors when exercising its pledge rights.

3.	Subject to the provisions of Article VII Section 3, the Pledgee may exercise its right to dispose of the Pledge at the same time as or at any time after issuing the notice of default under Article VII Section 3.

4.	The Pledgee shall have the right to be compensated in accordance with the statutory procedures by discounting all or part of the equity interest hereunder or by preferential payment of the price of such equity interest at auction or sale until the unpaid service fees for technology development and consultation under the Service Agreement, as well as all other amounts payable under the Service Agreement, have been offset.

5.	When the Pledgee exercises its pledge rights under this Contract, the Pledgors shall not create any obstacles and shall provide necessary assistance to enable the Pledgee to fully realize its pledge rights.

IX.	Assignment

1.	Unless with the prior consent of the Pledgee, the Pledgors shall not transfer or assign their rights and obligations under this Contract.

2.	This Contract shall be binding on the Pledgors and their successors and shall be effective on the Pledgee and its successors and assignees.

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3.	The Pledgee may, at any time, assign all or any of its rights and obligations under the Service Agreement to any person (natural or legal person) designated by the Pledgee. In such case, the assignee shall enjoy and bear the rights and obligations of the Pledgee under this Contract as if it were a party to this Contract. Upon the Pledgee’s request, the Pledgors shall sign any relevant agreement and/or documents related to the assignment of rights and obligations under the Service Agreement.

4.	Upon the change of the Pledgee as a result of the assignment, the Parties to the new Pledge shall enter into a new Equity Pledge Contract.

X.	Termination

This Contract shall terminate after the Pledgors and the Target Company have fully and completely fulfilled all their obligations under the Transaction Documents and settled all secured debts. The Pledgee shall, within a reasonable and feasible time frame, terminate this Contract and assist the Pledgors in lifting the Equity Pledge Registration.

XI.	Fees and Other Expenses

1.	All fees and actual expenses in connection with this Contract, including but not limited to legal fees, administrative fees, stamp duties, and any other taxes or fees, shall be borne by the Pledgors. If the law requires the Pledgee to pay any relevant taxes or fees, the Pledgors shall fully reimburse the Pledgee for the taxes or fees already paid.

2.	If the Pledgors fail to pay any taxes or fees due under this Contract, or if the Pledgee is forced to take any actions to recover such amounts due to the Pledgors’ failure, the Pledgors shall bear the necessary costs incurred in doing so.

XII.	Force Majeure

1.	If the performance of this Contract is delayed or hindered by any force majeure event, the Party affected by such event shall not be liable for any failure to perform the affected part of its obligations under this Contract.

2.	“Force Majeure Event” refers to any event beyond the reasonable control of a Party that could not have been avoided despite reasonable efforts by the affected Party, including but not limited to governmental actions, natural forces, fire, explosion, geological changes, storms, flooding, earthquakes, tidal waves, lightning, or war. However, issues such as credit, funds, or financing shortages shall not be considered force majeure events.

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3.	The Party affected by a force majeure event seeking to be exempt from performance under this Contract or any provisions thereof shall promptly notify the other Party and inform the steps required to complete the performance.

4.	The Party affected by Force Majeure shall not be liable for non-performance of its obligations hereunder, provided that the Party affected shall endeavor to minimize the damages caused to the other Party to the extent of the non-performance to the extent of the non-performance due to Force Majeure. After the end of the force majeure event, both Parties agree to use their best efforts to resume performance under this Contract.

XIII.	Dispute Resolution

1.	This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

2.	In the event of any dispute arising between the parties regarding the interpretation or performance of the provisions of this Contract, the Parties shall seek to resolve the dispute in good faith through negotiation. If the dispute is not resolved within thirty (30) days after one Party sends a written notice requesting negotiation, any party may submit the dispute to the Wuhan Arbitration Commission, which will resolve the dispute according to its then-effective arbitration rules. The place of arbitration shall be Wuhan, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on all parties.

XIV.	Notices

Unless a written notice of change of address is provided, any notice under this Contract shall be delivered to the following addresses by either delivery in person or registered mail. If the notice is sent by registered mail, the delivery date shall be deemed to be the date recorded on the receipt of the registered mail. If the notice is delivered in person, the delivery date shall be the date of delivery.

Pledgee:	Beijing ZSZQ Network Technology Co., Ltd.
Address:	Young Will, 34th Floor, Shanhe Building, Wuchang District, Wuhan City
Tel:
Recipient:

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Pledgor:	Huang Shengjie
Address:	[***]
Tel:
Recipient:

Pledgor:	Chen Li
Address:	[***]
Tel:
Recipient:

Target Company:	Wuhan Young Will Ltd.
Address:	Young Will, 34th Floor, Shanhe Building, Wuchang District, Wuhan City
Tel:
Recipient:

XV.	Annexes

The annexes listed herein are an integral part of this Contract.

XVI.	Severability

If any provision of this Contract is found to be invalid or unenforceable due to its inconsistency with applicable laws, such provision shall be invalid or unenforceable only within the jurisdiction of the relevant laws, without affecting the legal validity of the remaining provisions of this Contract.

XVII.	Effectiveness

1.	Any amendments, modifications, or supplements to this Contract must be made in writing and shall become effective only after being signed and sealed by Parties.

2.	This Contract is written in Chinese. Originals may be produced in one or more counterparts as necessary, and each counterpart shall have the same legal effect.

[No text below]

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This page has no text and is the signature page of the Contract.

Beijing ZSZQ Network Technology Co., Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Equity Interest Pledge Agreement Signature Page

This page has no text and is the signature page of the Contract.

Huang Shengjie

Signature:	/s/ Huang Shengjie

Wuhan Young Will Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Equity Interest Pledge Agreement Signature Page

This page has no text and is the signature page of the Contract.

Chen Li

Signature:	/s/ Chen Li

Equity Interest Pledge Agreement Signature Page

Annex I

Capital Contribution Certificate of Wuhan Young Will Ltd.

(No. 001)

Wuhan Young Will Ltd. was established on April 25, 2019, and registered with the Market Regulation Administration of Wuchang District, Wuhan City, with the Unified Social Credit Code 91420103MA4K3RNT6A. As of the date of issuance of this Capital Contribution Certificate, the company’s registered capital is RMB 2 million.

The Company’s shareholder, Huang Shengjie (ID No. [***]), has subscribed to a capital contribution of RMB 1.4 million and holds 70% of the equity interest in the Company. Such 70% of the equity interest has been pledged to Beijing ZSZQ Network Technology Co., Ltd.. This certificate is hereby issued for confirmation.

Wuhan Young Will Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Annex I

Annex I

Capital Contribution Certificate of Wuhan Young Will Ltd.

(No. 002)

Wuhan Young Will Ltd. was established on April 25, 2019, and registered with the Market Regulation Administration of Wuchang District, Wuhan City, with the Unified Social Credit Code 91420103MA4K3RNT6A. As of the date of issuance of this Capital Contribution Certificate, the company’s registered capital is RMB 2 million.

The Company’s shareholder, Chen Li (ID No. [***]), has subscribed to a capital contribution of RMB 600,000.00 and holds 30% of the equity interest in the Company. Such 30% of the equity interest has been pledged to Beijing ZSZQ Network Technology Co., Ltd.. This certificate is hereby issued for confirmation.

Wuhan Young Will Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Annex I

Annex II

Share Register of Wuhan Young Will Ltd.

Shareholder	Address	Capital Contribution Certificate No.	Equity Ratio	Amount of Capital Contribution CNY/Yuan	Pledge Register
Huang Shengjie	Suite 2402, F24, Building 1, Yuexiu Xingyuefeng, Wuchang District, Wuhan City, Hubei Province	001	70%	1,400,000.00	Pledged to Beijing ZSZQ Network Technology Co., Ltd.
Chen Li	No. 370 Heping Road, Longhua District, Shenzhen, Guangdong	002	30%	600,000.00	Pledged to Beijing ZSZQ Network Technology Co., Ltd.

Wuhan Young Will Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Annex II